Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC
For more information contact:	Equal Housing Lender
Nancy Gray, Sr. EVP & CFO, 714-438-2500	Barbara Palermo, EVP, 714-438-2500

PACIFIC MERCANTILE BANCORP ANNOUNCES SHARE REPURCHASE PROGRAM

COSTA MESA, Calif. — (BUSINESS WIRE) — October 31, 2008 — Pacific Mercantile Bancorp (NASDAQ:PMBC), today announced that its Board of Directors has approved a new share repurchase program, which authorizes purchases by the Company of up to $2 million of our common shares, in addition to 68,828 shares that may still be purchased under a share repurchase plan adopted in 2005. Share purchases under this new plan will be made in open market or in private transactions, in accordance with applicable Securities and Exchange Commission rules, when opportunities become available to purchase shares at prices believed to be attractive.

“We believe that the Company’s shares, particularly in light of recent market conditions and prices, represent an attractive investment opportunity, and therefore, that the repurchase of our shares represents a good use of our corporate funds and is in the best interests of our shareholders” stated Raymond E. Dellerba, President and Chief Executive Officer.

The Company is under no obligation to repurchase shares under this share repurchase program and the timing, actual number and value of shares that are repurchased by the Company under this program will depend on a number of factors, including the Company’s future financial performance and available cash resources, competing uses for its corporate funds, prevailing market prices of its common stock and the number of shares that become available for sale at prices that the Company believes are attractive, as well as any regulatory requirements applicable to the Company. For these, as well as other reasons, there can be no assurance that the Board of Directors will not decide to suspend or discontinue purchases of shares under the stock repurchase program.

About Pacific Mercantile Bancorp and Pacific Mercantile Bank

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System and provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates a total of eight financial centers in Southern California, four of which are located in Orange County, two of which are located in Los Angeles County, one of which is located in San Diego County and the other of which is located in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our two financial centers in Los Angeles County are located, respectively, in the cities of Beverly Hills and Long Beach. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario, visible from the Interstate 10 Freeway. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

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